Exhibit 99.1

Press Release

Health Benefits Direct Corporation Closes $14.7 Million Financing

Industry Pioneer Alvin Clemens Signs Employment Agreement to Be

Executive Chairman of the Board of Directors

Warren V. (Pete) Musser Named Vice-Chairman of the Board of Directors

POMPANO BEACH, Fla., Jan. 12 -- Health Benefits Direct Corporation (OTC Bulletin Board: HBDT - News; “HBDT”), a leading provider of direct marketing health and life insurance products, primarily utilizing the Internet, today announced that it closed on $14.7 million of equity financing through the sale of common stock and warrants. The proceeds of the financing will be used to fund growth, debt repayment, acquisitions, and general working capital. The total amount raised includes the $4.5 million that HBDT previously announced on December 13, 2005. Units comprised of 50,000 shares of common stock and warrants to purchase 25,000 shares of stock were sold for $50,000. The financing was oversubscribed.

In addition, HBDT announced that Alvin Clemens was appointed Executive Chairman of the Board, an executive officer position. Mr. Clemens brings over forty-five years of insurance experience and expertise as an entrepreneur and senior executive. Among his many accomplishments, Mr. Clemens was founder, Chairman and CEO of Academy Insurance Group from 1970 to 1985. Academy was a pioneer of direct mass marketing of life and health insurance products and in the early 1970’s began selling supplemental health insurance directly over television using celebrities. Academy was also a leader in writing new ordinary (cash value) life insurance products using mass marketing techniques and reached a market capitalization of approximately $500 million. Mr. Clemens also served as Chairman and CEO of Provident American Corporation from 1989-2001. While at Provident, Mr. Clemens founded HealthAxis as a subsidiary of Provident. Provident was a pioneer in utilizing the Internet to make direct sales to insurance customers. Provident grew to a market capitalization of approximately $2 billion. Mr. Clemens has successfully raised capital and negotiated significant agreements with insurance companies and Web portals such as AOL and Lycos to build a substantial Internet marketing organization. Mr. Clemens is a former member of the Board of Directors of the Pennsylvania Insurance Federation. In 1995, Pennsylvania Governor Tom Ridge appointed Mr. Clemens to the Banking and Insurance Transition Team.

HBDT also announced the appointment of Warren V. (Pete) Musser to the Board of Directors as Vice Chairman. Mr. Musser was the founder of Safeguard Scientifics, Inc. (NYSE: SFE - News). His entrepreneurial career has spanned over five decades of working to bring shareholder value to over 200 private and public companies. Mr. Musser has paved the way to success for many companies by offering them guidance, capital and support. In addition to founding Safeguard Scientifics, Inc., Mr. Musser facilitated the formation of many of today’s top Fortune companies, including Comcast, QVC and Novell. He currently serves as Chairman and Co-Chief Executive Officer of Epitome Systems, Inc., Chairman of Telkonet, Inc. (Nasdaq: TKO

- News), and is a member of the board of directors of Internet Capital Group, NutriSystem, Inc., Zenta Group, Inc., Advantage Entertainment Centeres, Inc. and Health Advocate, Inc. He was also the co-founder of the Eastern Technology Council.

Mr. Clemens commented, “This equity investment represents an important milestone in HBDT’s expansion and provides us the capital necessary to execute our strategic business plan. We are extremely pleased to see that our Company has received such a vote of confidence by investors who acknowledge and trust our extensive knowledge of the insurance industry and ability to deliver a sophisticated, online platform to bring consumers and insurance companies together. HBDT’s state-of-the-art technology can minimize the response times necessary to secure the client’s business and was developed by Charles Eissa, the Company’s Chief Operating Officer. The financing we received should enable us to continue to grow organically and consider strategic acquisitions.”

Mr. Scott Frohman, CEO of HBDT, commented, “We are extremely pleased that executives with Al and Pete’s experience, as well as their entrepreneurial drive, will serve on the Board of Health Benefits Direct. We are also thrilled to have someone with Al’s extensive insurance background take a lead operating role at HBDT. We feel we are well positioned to grow HBDT. We are working to introduce additional insurance products, increase the number of insurance company relationships and states in which we offer coverage, and extend our presence through Internet portals, financial institutions, websites, and other online methods.”

About Health Benefits Direct Corporation

Health Benefits Direct Corporation (OTC Bulletin Board: HBDT - News) operates an online insurance marketplace that enables consumers to shop online for individual health and life insurance and obtain insurance company-sponsored quotes for such coverage from licensed agents/employees. HBDT is seeking to expand its ownership and operation of Internet-based insurance marketing companies, internally and through acquisitions.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements that are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.